Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER FINANCIAL RESULTS

New York, New York, November 5, 2015 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three and nine months ended September 30, 2015.

The following financial review discusses the results for the three and nine months ended September 30, 2015 and September 30, 2014.

Third quarter 2015 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $66.6 million for the third quarter of 2015
o	Basic and diluted loss per share of $0.95;
o	Basic and diluted loss of $27.2 million or $0.39 per share, excluding the $32.5 million impairment of our holdings in Jinhui Shipping & Transportation Limited (“Jinhui”) and merger related expenses of $6.9 million;

•	Entered into a new loan facility with a term of approximately five years, under which the Company expects to complete the funding of approximately $98 million on November 10, 2015;

•	Completed the merger with Baltic Trading Limited (“Baltic Trading”) on July 17, 2015 under which Genco acquired Baltic Trading in a stock-for-stock transaction
o	Commenced trading on the NYSE under symbol GNK on July 20, 2015;

•	Completed amendments for each of Baltic Trading’s facilities on July 14, 2015
o	Obtained consent for the merger and relief under certain covenants;

•	Took delivery of the Baltic Scorpion, a newbuilding Ultramax vessel, on August 6, 2015;

o	Reached an agreement to charter the vessel at a rate based on 115.5% of the Baltic Supramax Index for 14 to 18.5 months;

•	Took delivery of the Baltic Mantis, the final newbuilding Ultramax vessel to be delivered to the Company under Baltic Trading’s previously announced agreements with Yangfan Group Co., Ltd., on October 9, 2015;

o	Reached an agreement to charter the vessel at a rate based on 115% of the Baltic Supramax Index for 14 to 18.5 months.

New Loan Facility

On November 4, 2015, certain of the Company’s wholly owned subsidiaries entered into a facility agreement for a secured loan facility with a term of approximately five years. The Company expects to complete the funding of approximately $98 million under the facility on November 10, 2015. Borrowings under the facility may be used for working capital purposes and bear interest at three month LIBOR plus a margin of 6.125%. The facility has no fixed amortization payments for the first two years and fixed amortization payments of $2.5 million per quarter thereafter, subject to prepayments based on our value to loan ratio. The Company is a guarantor of the borrowers’ obligations under the facility. The facility is subject to customary closing documentation and conditions.

Financial Review: 2015 Third Quarter

The Company recorded a net loss attributable to Genco Shipping & Trading Limited for the third quarter of 2015 of $66.6 million, or $0.95 basic and diluted net loss per share. This was a decrease in net loss of $803.2 million compared to the three months ended September 30, 2014. Net loss for the three months ended September 30, 2014 included the effect of reorganization items for the Predecessor Company. As of July 9, 2014, upon the completion of the Company’s restructuring, Genco adopted and applied fresh-start reporting provisions to its financial statements. As a result of the adoption of fresh-start reporting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations prior to July 9, 2014.

John C. Wobensmith, President, commented, “During the third quarter, we maintained our focus on strengthening Genco’s market presence and balance sheet. In July, we completed our merger with Baltic Trading Limited, which increased the scale of our drybulk platform. In October, we took delivery of the last of four newbuilding Ultramax vessels, increasing our capacity to 70 vessels allowing us to continue to provide our customers with service that meets the highest operational standards. In November, we entered into a new credit facility in order to augment the Company’s liquidity position during a challenging market period.”

The Company’s revenues increased by $1.2 million to $50.0 million for the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The rise was primarily due to the increase in the size of our fleet following the delivery of three Ultramax newbuilding vessels, offset by lower rates achieved by the majority of the vessels in our fleet during the third quarter of 2015 versus the same period last year.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $7,009 per day for the three months ended September 30, 2015 as compared to $7,696 for the three months ended September 30, 2014. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet as well as an increase in voyage expenses during the third quarter of 2015 versus the third quarter of 2014. During the third quarter of 2015, the Baltic Dry Index continued to demonstrate considerable volatility which was most evident within the Capesize sector. Capesize earnings displayed significant strength during the first two months of the quarter approaching a level of $20,000 per day as a result of strong iron ore volumes out of Brazil, but retreated to lower levels towards the end of the quarter. Demand for smaller class vessels was more stable during the quarter aided by both an extended South American grain season as well as higher steel exports out of China. Although the slowdown of fleet growth during the first half of the year resulted in marginally improved market dynamics, excess vessel supply has continued to weight on the drybulk industry. Higher freight rates registered during the first two months of the quarter contributed to lower vessel demolition activity as compared to the record pace achieved in the first half of 2015.

Total operating expenses increased by $10.7 million to $85.3 million for the three months ended September 30, 2015 compared to the three months ended September 30, 2014. Vessel operating expenses were $31.5 million for the three months ended September 30, 2015, which was $1.4 million higher than the three months ended September 30, 2014. This was primarily due to the increase in the size of our fleet as well as higher spares and maintenance related expenses. General, administrative and technical management expenses were $27.0 million for the third quarter of 2015, or $5.3 million greater than the third quarter of 2014. The increase was primarily a result of higher non-cash compensation expenses in the amount of $11.8 million, mainly arising from awards under the 2014 Management Incentive Plan as well as expenses related to the merger with Baltic Trading Limited in the amount of $6.9 million. The increase was partially offset by a decrease in expenses related to our restructuring, which were incurred in 2014. Depreciation and amortization expenses decreased by $0.4 million to $20.1 million for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014.

Daily vessel operating expenses, or DVOE, were $4,997 per vessel per day for the third quarter of 2015 and $4,965 per vessel per day for the same quarter in 2014. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2015 is $5,320 per vessel per day on a weighted average basis for the entire year.

Apostolos Zafolias, Chief Financial Officer, commented, “We have continued to enhance the Company’s liquidity position. We have entered into a new credit facility with favorable terms, including a repayment structure with no fixed amortization payments for the first two years and fixed amortization payments of $2.5 million per quarter thereafter. During the quarter, we also completed amendments and waivers under several of our credit facilities, obtaining relief for certain covenants.”

Financial Review: Nine Months 2015

The Company recorded a net loss attributable to Genco Shipping & Trading Limited of $145.4 million or $2.29 basic and diluted net loss per share for the nine months ended September 30, 2015. This was a decrease in net loss of $824.0 million compared to the nine months ended September 30, 2014. Revenues decreased by $46.2 million to $119.0 million for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 due to lower spot market rates achieved by the majority of our vessels partially offset by the increase in the size of our fleet. TCE rates obtained by the Company decreased to $5,696 per day for the nine months ended September 30, 2015 from $8,947 per day for the nine months ended September 30, 2014, due to lower rates achieved by the majority of the vessels in our fleet as well as higher voyage expenses. Total operating expenses, excluding a non-cash vessel impairment charge of $35.4 million relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015, were $238.9 million for the nine months ended September 30, 2015, $0.6 million greater than total operating expenses for the nine months ended September 30, 2014. Daily vessel operating expenses per vessel were $4,841 versus $5,101 in the comparative periods due to lower insurance, stores and maintenance related expenses.

Baltic Trading Merger

As previously announced, Genco completed its merger with Baltic Trading under which Genco acquired Baltic Trading in a stock-for-stock transaction on July 17, 2015. In accordance with the terms of the merger agreement, Baltic Trading is now an indirect wholly-owned subsidiary of Genco. Baltic Trading shareholders (other than Genco and its subsidiaries) received 0.216 shares of Genco common stock for each share of Baltic Trading common stock they own, with fractional shares settled in cash. Immediately following the merger, Genco shareholders owned approximately 84.5 percent of the combined company, and Baltic Trading shareholders (other than Genco and its subsidiaries) owned approximately 15.5 percent of the combined company. Shares of Baltic Trading’s Class B Stock (all of which were owned by a subsidiary of Genco) were canceled in the merger. Following the consummation of the merger, Genco’s stock was listed on the New York Stock Exchange, or the NYSE, and has been trading since July 20, 2015 under the symbol GNK.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities decreased by $18.2 million to $39.4 million during the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.  Excluding the non-cash impairment of vessel assets of $35.4 million, the non-cash impairment of our investment in Jinhui of $32.5 million and the non-cash loss on the disposal of vessels of $0.9 million, we recorded a net loss in the amount of $136.0 million during the nine months ended September 30, 2015. Excluding the $880.4 million in non-cash reorganization items and fresh-

start reporting adjustments reflected in the net loss recorded by the Predecessor Company during the period from January 1 to July 9, 2014 and the aforementioned non-cash expenses during the nine months ended September 30, 2015, net loss decreased by $19.4 million during the nine months ended September 30, 2015 as compared to the same period during 2014.  The decrease in cash used by operating activities was primarily due to a $24.4 million increase in the amortization of nonvested stock compensation due to the amortization of the MIP Warrants and restricted shares issued after July 9, 2014 by the Successor Company. The fluctuation in accounts payable and accrued expenses increased by $3.7 million due to merger related expenses incurred during the nine months ended September 30, 2015, and the fluctuation in prepaid expenses and other current assets increased by $6.1 million due to the timing of payments.  These decreases in net cash used in operations was offset by a decrease in depreciation and amortization expense of $34.4 million as a result of the adoption of fresh-start reporting on July 9, 2014 which required us to revalue our vessel assets at market partially offset by the increase in the size of our fleet due to the delivery of three newbuilding Ultramax vessels after September 30, 2014.

Net cash used in investing activities decreased by $5.0 million to $26.4 million during the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.  Net cash used in investing activities during the nine months ended September 30, 2015 by the Successor Company consisted primarily of $46.1 million of vessel asset purchases, including deposits. This consisted primarily of deposits made for the three Ultramax vessels that Baltic Trading agreed to acquire, one of which was delivered during the first quarter of 2015 and one of which was delivered during the third quarter of 2015. The last vessel was delivered on October 9, 2015.  Additionally, there was a $19.6 million decrease in deposits of restricted cash related to the $19.6 million of restricted cash that was held in an escrow account as of December 31, 2014 for the purchase of the Baltic Wasp which was released to the shipyard upon the vessel delivery on January 2, 2015. Net cash used in investing activities by the Successor Company and Predecessor Company during the periods from July 9 to September 30, 2014 and January 1 to July 9, 2014, respectively, consisted primarily of $0.9 million and $30.0 million of vessel asset purchases, including deposits, respectively.  These amounts consisted primarily of deposits made for the four Ultramax vessels that Baltic Trading agreed to acquire, one of which was delivered during the fourth quarter of 2014.

Net cash provided by financing activities decreased by $46.0 million to $26.9 million during the nine months ended September 30, 2015 as compared to the nine months ended September 30, 2014.  Net cash provided by financing activities for the nine months ended September 30, 2015 for the Successor Company consisted primarily of $131.5 million of proceeds from the $148 Million Credit Facility and $35.0 million of proceeds from the 2015 Revolving Credit Facility partially offset by the following: $102.3 million repayment of debt under the 2010 Credit Facility, $16.9 million repayment of debt under the $253 Million Term Loan Facility, $5.8 million repayment of debt under the $100 Million Term Loan Facility, $2.1 million repayment of debt under the $44 Million Term Loan Facility, $4.9 million repayment of debt under the $148 Million Credit Facility, $1.1 million repayment of debt under the $22 Million Term Loan Facility, $1.4 million repayment of debt under the 2014 Term Loan Facilities and $4.5 million payment of deferred financing costs. Net cash used in financing activities for the period from July 9 to September 30, 2014 for the Successor Company consisted primarily of the following:  $1.9 million repayment of debt under the $100 Million Term Loan Facility, $0.7 million repayment of debt under the $44 Million Term Loan Facility, $0.4 million repayment of debt under the $22 Million Term Loan Facility, $0.5 million payment of deferred financing costs, $0.4 million cash settlement paid to non-accredited holders of our 5% Convertible Senior Notes and a $0.5 million dividend payment by Baltic Trading to its shareholders. Net cash provided by financing activities for the period from January 1 to July 9, 2014 for the Predecessor Company consisted primarily of $100.0 million received for the Rights Offering pursuant to the Plan partially offset by the following: $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $1.4 million repayment of debt under the $44 Million Term Loan Facility, $0.8 million repayment of debt under the $22 Million Term Loan Facility, $4.5 million payment of deferred financing costs, a $2.0 million dividend payment by Baltic Trading to its shareholders and $0.1 million for payment of common stock issuance costs by Baltic Trading.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. Six of our vessels completed drydocking during the third quarter of 2015. We currently expect five of our vessels to be drydocked during the remainder of 2015.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The upgrades have been successfully installed on 14 of our vessels, which completed their respective planned drydocking during 2014 and 2015. The cost of the upgrades, which will be performed under the planned drydocking schedule for two of our vessels, one Capesize and one Supramax, is expected to be approximately $500,000 and $275,000 per vessel, respectively. These costs are included in our estimated drydocking costs below.

We estimate our capital expenditures related to drydocking for our fleet through the remainder of 2015 and 2016 to be:

	Q4 2015	2016
Estimated Costs (1)	$4.5 million	$10.1 million
Estimated Offhire Days (2)	100	310

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The six vessels which completed drydocking during the third quarter were on planned offhire for 119.6 days. Additionally, the drydocking for the Baltic Wolf began in September and crossed over into the fourth quarter. The planned offhire days recorded for this vessel during the third quarter of 2015 amounted to 8.4 days. Capitalized costs associated with drydocking incurred during the third quarter of 2015 were approximately $3.0 million.

Financial Statement Presentation

As previously announced, we completed our merger with Baltic Trading on July 17, 2015. Prior to the completion of the Genco and Baltic Trading merger, Genco consolidated Baltic Trading and the Baltic Trading common shares that Genco acquired in the merger were recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, upon completion of the merger, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares was reflected as an adjustment to the equity in Genco. No gain or loss was reorganized in Genco’s consolidated statement of comprehensive income upon completion of the transaction.

As of July 9, 2014, upon the completion of the Company’s restructuring, Genco adopted and applied fresh-start reporting provisions to its financial statements.  The Company’s assets and liabilities were recorded at their value as of the fresh-start reporting date, and their fair values differed materially from the recorded values of its assets and liabilities as reflected in its historical consolidated financial statements. Under fresh-start reporting, Genco converted a portion of its debt into equity, thereby reducing the amount of debt on its balance sheet. Additionally, Genco’s assets were reset to fair market value as of the fresh-start reporting date, reducing the assets value on the balance sheet as well as overall depreciation expense. Consequently, the Company’s historical financial statements may not be reliable indicators of its financial condition and results of operations for any period after it adopted fresh-start reporting.  As a result of the adoption of fresh-start reporting, the Company’s consolidated balance sheets and consolidated statements of operations subsequent to July 9, 2014 will not be comparable in many respects to our consolidated balance sheets and consolidated statements of operations prior to July 9, 2014.  References to “Successor” refer to the Company after July 9, 2014, after giving effect to the application of fresh-start reporting.  References to “Predecessor” refer to the Company prior to July 9, 2014.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Successor		Predecessor	Successor		Predecessor
	Three Months Ended September 30, 2015	Period From July 9 to September 30, 2014	Period From July 1 to July 9, 2014 (restated)	Nine Months Ended September 30, 2015	Period From July 9 to September 30, 2014	Period From January 1 to July 9, 2014 (restated)
	(Dollars in thousands, except share and per share data)			(Dollars in thousands, except share and per share data)
	(unaudited)			(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$49,167	$43,943	$4,034	$116,548	$43,943	$118,759
Service revenues	828	756	72	2,457	756	1,701
Total revenues	49,995	44,699	4,106	119,005	44,699	120,460

Operating expenses:
Voyage expenses	6,638	2,335	200	14,775	2,335	4,140
Vessel operating expenses	31,544	27,248	2,902	90,143	27,248	64,670
General, administrative and management fees	26,983	15,492	6,147	73,798	15,492	31,371
Depreciation and amortization	20,124	17,356	3,213	58,933	17,356	75,952
Other operating income	-	(296)	-	-	(296)	-
Impairment of vessel assets	-	-	-	35,396	-	-
Loss on sale of vessels	-	-	-	1,210	-	-
Total operating expenses	85,289	62,135	12,462	274,255	62,135	176,133

Operating loss	(35,294)	(17,436)	(8,356)	(155,250)	(17,436)	(55,673)

Other (expense) income:
Impairment of investment	(32,536)	-	-	(32,536)	-	-
Other (expense) income	(653)	7	1	(707)	7	(106)
Interest income	22	19	-	71	19	45
Interest expense	(4,876)	(3,592)	(1,529)	(13,887)	(3,592)	(41,061)
Other expense	(38,043)	(3,566)	(1,528)	(47,059)	(3,566)	(41,122)

Loss before reorganization items, net	(73,337)	(21,002)	(9,884)	(202,309)	(21,002)	(96,795)
Reorganization items, net	(174)	(1,167)	(895,534)	(1,006)	(1,167)	(915,640)

Loss before income taxes	(73,511)	(22,169)	(905,418)	(203,315)	(22,169)	(1,012,435)
Income tax expense	(292)	(393)	(38)	(1,553)	(393)	(815)

Net loss	(73,803)	(22,562)	(905,456)	(204,868)	(22,562)	(1,013,250)
Less: Net loss attributable to noncontrolling interest	(7,178)	(4,272)	(53,935)	(59,471)	(4,272)	(62,101)

Net loss attributable to Genco Shipping & Trading Limited	$(66,625)	$(18,290)	$(851,521)	$(145,397)	$(18,290)	$(951,149)

Net loss per share - basic	$(0.95)	$(0.30)	$(19.54)	$(2.29)	$(0.30)	$(21.83)

Net loss per share - diluted(1)	$(0.95)	$(0.30)	$(19.54)	$(2.29)	$(0.30)	$(21.83)

Weighted average common shares outstanding - basic	69,824,338	60,299,766	43,568,942	63,615,181	60,299,766	43,568,942

Weighted average common shares outstanding - diluted(1)	69,824,338	60,299,766	43,568,942	63,615,181	60,299,766	43,568,942

	September 30, 2015	December 31, 2014
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$54,543	$113,109
Current assets	90,872	130,326
Total assets	1,648,217	1,752,913
Current liabilities	79,157	63,938
Total long-term debt (including current portion)	462,278	430,135
Shareholders' equity (including $0 and $248.6 million of non-controlling interest at September 30, 2015 and December 31, 2014, respectively)	1,150,055	1,292,774

	Successor		Predecessor
	Nine Months Ended September 30, 2015	Period From July 9 to September 30, 2014	Period From January 1 to July 9, 2014 (restated)
	(unaudited)
Net cash used in operating activities	$(39,393)	$(24,290)	$(33,317)
Net cash used in investing activities	(26,397)	(823)	(30,535)
Net cash provided by (used in) financing activities	26,854	(4,344)	77,207

1)	The convertible notes were anti-dilutive for the Predecessor Company for the period from July 1 to July 9, 2014 and January 1 to July 9, 2014.

	Successor		Predecessor	Successor		Predecessor
	Three Months Ended September 30, 2015	Period From July 9 to September 30, 2014	Period From July 1 to July 9, 2014 (restated)	Nine Months Ended September 30, 2015	Period From July 9 to September 30, 2014	Period From January 1 to July 9, 2014 (restated)
	(Dollars in thousands)			(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)			(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(66,625)	$(18,290)	$(851,521)	$(145,397)	$(18,290)	$(951,149)
+ Net interest expense	4,854	3,573	1,529	13,816	3,573	41,016
+ Income tax expense	292	393	38	1,553	393	815
+ Depreciation and amortization	20,124	17,356	3,213	58,933	17,356	75,952
EBITDA(1)	$(41,355)	$3,032	$(846,741)	$(71,095)	$3,032	$(833,366)

	Three Months Ended		Nine Months Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
GENCO CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	69	66	69	66
Average number of vessels (2)	68.6	66.0	68.2	66.0
Total ownership days for fleet (3)	6,312	6,072	18,619	18,018
Total available days for fleet (4)	6,068	5,904	17,866	17,461
Total operating days for fleet (5)	6,000	5,840	17,629	17,205
Fleet utilization (6)	98.9%	98.9%	98.7%	98.5%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$7,009	$7,696	$5,696	$8,947
Daily vessel operating expenses per vessel (8)	4,997	4,965	4,841	5,101

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8)  EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. Pursuant to the amendments entered into on April 30, 2015 for our $100 Million Term Loan Facility and our $253 Million Term Loan Facility, the definition of Consolidated EBITDA used in the financial covenants has been eliminated.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of November 5, 2015, the average age of our current fleet was 9.0 years.

The following table reflects the current employment of Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Asia Pte. Ltd.	March 2016	102% of BCI
Genco Tiberius	2007	Cargill International S.A.	December 2015	102% of BCI
Genco London	2007	Cargill International S.A.	December 2015	102.5% of BCI
Genco Titus	2007	Swissmarine Services S.A.	June 2016	104.5% of BCI
Genco Constantine	2008	Cargill International S.A.	December 2015	102% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	November 2016	98.5% of BCI(3)
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	March 2016	98.5% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	February 2016	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	December 2015	99% of BCI
Genco Tiger	2011	Swissmarine Services S.A.	December 2015	103% of BCI
Baltic Lion	2012	Swissmarine Services S.A.	December 2015	103% of BCI
Baltic Bear	2010	Swissmarine Services S.A.	April 2016	102.5% of BCI
Baltic Wolf	2010	Swissmarine Services S.A.	December 2015	101.5% of BCI

Panamax Vessels
Genco Beauty	1999	Navig8 Inc.	September 2016	94.75% of BPI
Genco Knight	1999	Swissmarine Services S.A.	March 2016	95% of BPI
Genco Leader	1999	Navig8 Pan8 Pool Inc.	February 2016	Spot Pool(4)
Genco Vigour	1999	Swissmarine Services S.A.	February 2016	95% of BPI
Genco Acheron	1999	D/S Norden A/S	December 2015	$12,250(5)
Genco Surprise	1998	Swissmarine Services S.A.	January 2016	96% of BPI
Genco Raptor	2007	GMI Panamax Pool Ltd.	June 2016	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	August 2016	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	February 2017	115.5% of BSI(6)
Baltic Wasp	2015	Pioneer Navigation Ltd.	December 2015	115% of BSI
Baltic Scorpion	2015	Swissmarine Asia Pte. Ltd.	October 2016	115.5% of BSI
Baltic Mantis	2015	Pioneer Navigation Ltd.	December 2016	115% of BSI(7)

Supramax Vessels
Genco Predator	2005	Cargill Ocean Transportation (Singapore) Pte. Ltd.	November 2015	$5,000(8)
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	June 2016	98.5% of BSI(9)

Genco Hunter	2007	Pioneer Navigation Ltd.	December 2015	106.5% of BSI
Genco Cavalier	2007	DHL Project and Chartering (China) Ltd.	November 2015	$6,150(10)
Genco Lorraine	2009	Chun An Chartering Co., Ltd.	November 2015	$4,850(11)
Genco Loire	2009	Bulkhandling Handymax A/S	February 2016	Spot Pool(12)
Genco Aquitaine	2009	Bulkhandling Handymax A/S	February 2016	Spot Pool(12)
Genco Ardennes	2009	Fednav International Ltd.	December 2015	$10,000(13)
Genco Auvergne	2009	Pioneer Navigation Ltd.	December 2015	100% of BSI
Genco Bourgogne	2010	Clipper Sapphire Pool	May 2016	Spot Pool(14)
Genco Brittany	2010	Clipper Sapphire Pool	May 2016	Spot Pool(14)
Genco Languedoc	2010	Clipper Sapphire Pool	May 2016	Spot Pool(14)
Genco Normandy	2007	Medi Supra Pool Management Ltd.	November 2015	$4,600(15)
Genco Picardy	2005	Ultrabulk A/S	November 2015	$5,000(16)
Genco Provence	2004	Pioneer Navigation Ltd.	August 2016	100% of BSI(17)
Genco Pyrenees	2010	Clipper Sapphire Pool	May 2016	Spot Pool(14)
Genco Rhone	2011	Pioneer Navigation Ltd.	December 2016	100% of BSI(18)
Baltic Leopard	2009	Dragon Carriers Ltd.	December 2015	$4,000(19)
Baltic Panther	2009	Bulkhandling Handymax A/S	February 2016	Spot Pool(12)
Baltic Jaguar	2009	Centurion Bulk Pte. Ltd., Singapore	November 2015	$3,650(20)
Baltic Cougar	2009	Bulkhandling Handymax A/S	February 2016	Spot Pool(12)

Handymax Vessels
Genco Success	1997	Centurion Bulk Pte. Ltd., Singapore	November 2015	$3,135(21)
Genco Carrier	1998	Thoresen Shipping Singapore Pte. Ltd.	December 2015	$4,500(22)
Genco Prosperity	1997	Centurion Bulk Pte. Ltd., Singapore	December 2015	89% of BSI
Genco Wisdom	1997	ED & F MAN Shipping Ltd.	February 2016	89% of BSI
Genco Marine	1996	TST NV, Nevis	February 2016	87% of BSI
Genco Muse	2001	Centurion Bulk Pte. Ltd., Singapore	November 2015	$4,250(23)

Handysize Vessels
Genco Sugar	1998	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Pioneer	1999	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Progress	1999	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Explorer	1999	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Reliance	1999	Clipper Logger Pool	May 2016	Spot Pool(24)
Baltic Hare	2009	Clipper Logger Pool	May 2016	Spot Pool(24)
Baltic Fox	2010	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Charger	2005	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Challenger	2003	Clipper Logger Pool	May 2016	Spot Pool(24)
Genco Champion	2006	Clipper Logger Pool	May 2016	Spot Pool(24)
Baltic Wind	2009	Trammo Bulk Carriers	January 2016	107% of BHSI
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	May 2016	100.5% of BHSI
Baltic Breeze	2010	Trammo Bulk Carriers	January 2017	103% of BHSI(25)
Genco Ocean	2010	Falcon Navigation A/S	July 2016	103% of BHSI
Genco Bay	2010	Clipper Bulk Shipping Ltd.	June 2016	102% of BHSI
Genco Avra	2011	Pioneer Navigation Ltd./Ultrabulk S.A.	Nov. 2015/Mar. 2017	107%/104% of BHSI(26)
Genco Mare	2011	Pioneer Navigation Ltd.	June 2017	103.5% of BHSI(27)
Genco Spirit	2011	Clipper Bulk Shipping Ltd.	August 2016	$7,000(28)

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 98.5% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about December 15, 2015.
(4)	We have reached an agreement to enter this vessel into the Navig8 Pan8 Pool, a vessel pool trading in the spot market of which Navig8 Inc. acts as the pool manager. Genco can withdraw the vessel with three months’ notice.
(5)	We have reached an agreement with D/S Norden A/S on a time charter for approximately 55 days at a rate of $12,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 14, 2015 after repositioning. A ballast bonus was awarded after the repositioning period. The vessel redelivered to Genco on September 4, 2015.
(6)	We have agreed to an extension with Swissmarine Asia Pte. Ltd. on a spot market-related time charter for 14 to 18.5 months based on 115.5% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about December 15, 2015.
(7)	We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter for 14 to 18.5 months based on 115% of the BSI, as reflected in daily reports except for the initial 40 days in which hire is based on the average of the Baltic Supramax S2 and S3 routes. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 13, 2015.
(8)	We have reached an agreement with Cargill Ocean Transportation (Singapore) Pte. Ltd. on a time charter for approximately 20 days at a rate of $5,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 18, 2015 after repositioning. The vessel redelivered to Genco on October 16, 2015.
(9)	We have reached an agreement with Centurion Bulk Pte. Ltd., Singapore on a spot market-related time charter for 7.5 to 11.5 months based on 98.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 98.5%. The vessel delivered to charterers on October 25, 2015 after repositioning. The vessel redelivered to Genco on October 7, 2015.
(10)	We have reached an agreement with DHL Project and Chartering (China) Ltd. on a time charter for approximately 35 days at a rate of $6,150 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 8, 2015 after repositioning. The vessel redelivered to Genco on October 1, 2015.
(11)	We have reached an agreement with Chun An Chartering Co., Ltd. on a time charter for approximately 30 days at a rate of $4,850 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 25, 2015 after repositioning. The vessel redelivered to Genco on October 20, 2015.
(12)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.
(13)	We have reached an agreement with Fednav International Ltd. on a time charter for approximately 45 days at a rate of $10,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 30, 2015 after repositioning. The vessel redelivered to Genco on September 24, 2015.
(14)	We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.
(15)	We have reached an agreement with Medi Supra Pool Management Ltd. on a time charter for approximately 20 days at a rate of $4,600 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 30, 2015 after repositioning. The vessel redelivered to Genco on October 21, 2015.
(16)	We have reached an agreement with Ultrabulk A/S on a time charter for approximately 20 days at a rate of $5,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 22, 2015 after repositioning. The vessel redelivered to Genco on October 20, 2015.
(17)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Supramax FFA values at 100%. The extension began on October 12, 2015.
(18)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot market-related time charter for 12 to 15.5 months based on 100% of the BSI, as reflected in daily reports except for the initial 42 days in which hire is based on the average of the Baltic Supramax S2 and S3 routes. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin after completion of drydocking for scheduled maintenance.
(19)	We have reached an agreement with Dragon Carriers Ltd. on a time charter for approximately 30 days at a rate of $4,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers on or about November 6, 2015 after repositioning. The vessel redelivered to Genco on October 27, 2015.
(20)	We have reached an agreement with Centurion Bulk Pte. Ltd., Singapore on a time charter for approximately 20 days at a rate of $3,650 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 24, 2015.
(21)	The vessel redelivered to Genco on November 3, 2015 and is current awaiting next employment.
(22)	We have reached an agreement with Thoresen Shipping Singapore Pte. Ltd. on a time charter for approximately 35 days at a rate of $4,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 28, 2015 after repositioning. The vessel redelivered to Genco on October 22, 2015.
(23)	We have reached an agreement with Centurion Bulk Pte. Ltd., Singapore on a time charter for approximately 20 days at a rate of $4,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on October 10, 2015.
(24)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.
(25)	We have reached an agreement with Trammo Bulk Carriers on a spot market-related time charter for 15.5 to 20.5 months based on 103% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The vessel delivered to charterers on September 28, 2015 after completion of drydocking for scheduled maintenance.

(26)	We have reached an agreement with Ultrabulk S.A. on a spot market-related time charter for 15.5 to 19.5 months based on 104% of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel is expected to deliver to charterers after the completion of drydocking for scheduled maintenance.
(27)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot-market related time charter for 12 to 15.5 months based on 103.5% of the BHSI, as reflected in daily reports except for the initial 42 days in which hire is based on the average of the Baltic Handysize HS2 and HS3 routes. The extension is expected to begin after completion of drydocking for scheduled maintenance.
(28)	We have agreed to an extension with Clipper Bulk Shipping Ltd. on a time charter at a rate of $7,000 per day except for the initial 40 days in which the hire rate is $4,250 per day. The minimum and maximum expiration dates of the time charter are August 15, 2016 and October 15, 2016, respectively. The extension began on October 14, 2015.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Friday, November 6, 2015 at 8:30 a.m. Eastern Time to discuss its 2015 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 539-3612 or (719) 325-2362 and enter passcode 7273462.  A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 7273462. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the fulfillment of the closing conditions under, or the execution of additional documentation for, the Company’s agreements to acquire vessels; (xvi) the ability to realize the expected benefits of the merger to the degree, in the amounts or in the timeframe anticipated; (xvii) the ability to integrate Baltic Trading’s businesses with those of Genco in a timely and cost-efficient manner; (xviii) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xix) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xx) the timing and realization of the recoveries of assets and the payments of claims and the amount of expenses required to recognize such recoveries and reconcile such claims; (xxi) our ability to obtain sufficient and acceptable post-restructuring financing; (xxii) the completion of additional documentation and fulfillment of conditions for borrowing under the Company’s new credit facility; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s registration statement on Form S-4 filed with the Securities and Exchange Commission on May 4, 2015 (as amended), its Annual Report on Form 10-K for the year ended December 31, 2014 (as amended), and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.